                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CommerceFirst Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

                           CommerceFirst Bancorp, Inc.
                                1804 West Street
                            Annapolis, Maryland 21401
                                  410-280-6695
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Maryland                                     52-2180744
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                                Richard J. Morgan
                      President and Chief Executive Officer
                           CommerceFirst Bancorp, Inc.
                                1804 West Street
                            Annapolis, Maryland 21401
                                  410-280-6695
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
     Noel M. Gruber, Esquire                      Wayne A. Whitham, Jr. Esquire
     David H. Baris, Esquire                       John M. Oakey, III, Esquire
     Kennedy & Baris, L.L.P.                     Williams Mullen Clark & Dobbins
 4701 Sangamore Road, Suite P-15                         Two James Center
    Bethesda, Maryland 20816                          1021 East Cary Street
                                                    Richmond, Virginia 23218

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.                                               [_]
If the registrant elects to deliver a copy of its latest annual report to securityholders or a complete and legible facsimile thereof, pursuant to item
11(a)(1) of this form, check the following box.                              [_]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                      [X]333-121394
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                          [_] ____________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                          [_] ____________
If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              [_]

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
                                          CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                    Proposed Maximum        Proposed Maximum           Amount of
   Title of Each Class of       Amount to be       Offering Price Per      Aggregate Offering      Registration Fee
Securities to be Registered      Registered               Unit                    Price                   (2)
-------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value        1,333                $10.50                $13,996.50                $1.64
===================================================================================================================
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 (1) Registration fee, calculated in accordance with Rule 457(a).

This Registration Statement shall become effective upon filing in accordance with the provisions of Rule 462(b) under the Securities Act of 1933.

This Registration Statement on Form S-2 of CommerceFirst Bancorp, Inc., a Maryland corporation (the "Company") is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "1933 Act"). This Registration Statement relates to the public offering of the Company's common stock reflected in Registration Statement number 333-121394, which was declared effective on February 22, 2005. The contents of Registration Statement number 333-121394, as amended by pre-effective amendments numbers 1 and 2 thereto, including exhibits thereto and documents incorporated by reference therein, are hereby incorporated by reference herein, in accordance with Rule 462(b) under the 1933 Act, and the instructions to Form S-2.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibits filed as part of this registration statement are as follows:

         (a) LIST OF EXHIBITS

         Number            Description
         ------            -----------
         5        Opinion of Kennedy & Baris, L.L.P.
         23(a)    Consent of Trice Geary & Myers, LLC, Independent Auditors
         23(b)    Consent of Kennedy & Baris, L.L.P. (included in Exhibit 5)
----------------------------

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Annapolis, Maryland, on February 23, 2005.



       NAME                                         POSITION                                         DATE


/s/ Milton D. Jernigan II                 Chairman of the Board of Directors                 February 22, 2005
-------------------------------
Milton D. Jernigan II


/s/ Alvin R. Maier                        Vice Chairman of the Board of Directors,           February 22, 2005
-------------------------------           Treasurer
Alvin R. Maier


/s/ Richard J. Morgan                     Director, President and Chief Executive            February 22, 2005
-------------------------------           Officer (Principal Executive Officer)
Richard J. Morgan


/s/ Lamont Thomas                         Director, Executive Vice President, Chief          February 22, 2005
-------------------------------           Operating and Financial Officer (Principal
Lamont Thomas                             Accounting and Financial Officer)


/s/ John J. Barron                        Director                                           February 22, 2005
-------------------------------
John J. Barron


 /s/ Edward B. Howlin, Jr.                Director                                           February 22, 2005
-------------------------------
Edward B. Howlin, Jr.


/s/ Charles L. Hurtt, Jr., CPA            Director                                           February 22, 2005
-------------------------------
Charles L. Hurtt, Jr., CPA


/s/ Robert R. Mitchell                    Director                                           February 22, 2005
-------------------------------
Robert R. Mitchell


/s/ John A. Richardson, Sr.               Director                                           February 22, 2005
-------------------------------
John A. Richardson, Sr.

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